UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 23, 2015

Glori Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55261	46-4527741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10350 Richmond Avenue
Suite 850
Houston, TX	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 237-8880

4315 South Drive Houston, Texas 77053
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 23, 2015, Glori Energy Inc. (the “Company” or “Glori”) received a deficiency letter (the “Notice Letter”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share requirement under NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). This notice has no immediate effect on Glori’s listing or trading of common stock. The notification does not affect the Company's business operations or its SEC reporting requirements and does not cause a default under any material agreement.

The Notification Letter states that Glori will have 180 calendar days, until April 20, 2016 (the “Initial Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company can regain compliance if the closing bid price of its common stock is at least $1.00 for a minimum of 10 consecutive business days.

If the Company does not achieve compliance with the Minimum Bid Price Requirement by the end of the Initial Compliance Period, it may be granted a second 180 day compliance period, as long as (a) on the last day of the Compliance Period the Company is in compliance with the market value requirement for continued listing as well as all other listing standards and (b) the Company provides written notice of its intention to cure the deficiency during a second compliance period.

The Company intends to execute its business strategy during the Initial Compliance Period and, if necessary, will consider implementing available options to regain compliance with the Minimum Bid Price Requirement, including a reverse stock split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLORI ENERGY INC.
(Registrant)

October 23, 2015	/s/ Victor Perez
(Date)	Victor Perez
Chief Financial Officer